                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                                NATCO Group Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] $125 per Exchange Act Rules O-11 (c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.

         (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

         (5) Total fee paid:
                            ---------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         -----------------------------------------------------------------------

         (2) Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------

         (3) Filing Party:

         -----------------------------------------------------------------------

         (4) Date Filed:

         -----------------------------------------------------------------------

                               [NATCO GROUP LOGO]

                                NATCO GROUP INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 23, 2002

To the Stockholders of NATCO Group Inc.:

     NOTICE IS HEREBY GIVEN THAT the 2002 Annual Meeting of Stockholders of NATCO Group Inc., a Delaware corporation (the "Company" or "NATCO"), will be held at the Sheraton Houston Brookhollow Hotel, 3000 North Loop West, Houston, Texas on the 23rd day of May 2002, at 10:00 a.m., local time (the "Annual Meeting") for the following purposes:

          (1) to elect two (2) Class I members of the Board of Directors;

          (2) to ratify the appointment of KPMG LLP as independent accountants for the year ended December 31, 2002; and

          (3) to transact all other business as may properly come before the Annual Meeting or any adjournments thereof.

     The Company has fixed the close of business on April 19, 2002, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Stockholders who execute proxies solicited by the Board of Directors of the Company retain the right to revoke them at any time; unless so revoked, the shares of common stock represented by these proxies will be voted at the Annual Meeting in accordance with the directions given therein. If a stockholder does not specify a choice on such stockholder's proxy, the proxy will be voted FOR the nominees for director named in the attached Proxy Statement and FOR the ratification of the appointment of the independent certified public accountants for the Company named in this Proxy Statement. The list of stockholders of the Company may be examined at the offices of the Company beginning on May 13, 2002, and at the Annual Meeting.

     Further information regarding the Annual Meeting is set forth in the attached Proxy Statement.

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED POSTPAID ENVELOPE. THE PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND PREFER TO VOTE YOUR SHARES IN PERSON.

                                            By Order of the Board of Directors

                                            Sincerely,

                                            /s/ Daniel R. Carter
                                            Daniel R. Carter
                                            Corporate Secretary and
                                            Chief Legal Officer

April 15, 2002

                                NATCO GROUP INC.
                          2950 N. LOOP WEST, 7TH FLOOR
                              HOUSTON, TEXAS 77092

                                PROXY STATEMENT
                                    for the

                         ANNUAL MEETING OF STOCKHOLDERS

     The following information is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of NATCO Group Inc. (the "Company" or "NATCO") to be voted at the annual meeting of stockholders of the Company (the "Annual Meeting"), which will be held at the Sheraton Houston Brookhollow Hotel, 3000 North Loop West, Houston, Texas on the 23rd day of May 2002, at 10:00 a.m. local time, for the following purposes:

          1. to elect two (2) Class I members of the Board of Directors;

          2. to ratify the appointment of KPMG LLP as independent accountants for the year ended December 31, 2002; and

          3. to consider and act upon all other business as may properly come before the meeting or any adjournment thereof.

     You may revoke your proxy at any time before it is exercised by: (1) sending a written statement revoking your proxy to the Secretary of the Company;
(2) submitting a properly signed proxy with a later date; or (3) voting in person at the Annual Meeting. If you return your signed proxy to us before the Annual Meeting, we will vote your shares as you direct. If you do not specify on your proxy card how you want to vote your shares, we will vote them "for" the election of all nominees for director as set forth under "Proposal 1: Election of Directors," and "for" the ratification of the appointment of KPMG LLP as independent accountants as set forth under "Proposal 2: Appointment of Auditors." If any other business is brought before the meeting, any unspecified proxies will be voted in accordance with the judgment of the persons voting those shares.

     The cost of soliciting proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company without additional compensation by personal interview, telephone, telegram or other means of electronic communication. Arrangements also may be made with brokerage firms and other custodians, dealers, banks and trustees, or their nominees who hold the voting securities of record, for sending proxy materials to beneficial owners. Upon request, the Company will reimburse the brokers, custodians, dealers, banks, trustees or their nominees for their reasonable out-of-pocket expenses. In addition, the Company has retained Mellon Investor Services LLC to assist in the solicitation of proxies for which the Company will pay an estimated fee of $4,500.

     NATCO Group Inc.'s Form 10-K for the year ended December 31, 2001, is being mailed with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting. This form does not constitute a part of the proxy soliciting material.

     This proxy statement and the enclosed form of proxy was mailed to stockholders beginning April 26, 2002.

                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     Only holders of record of common stock, par value $.01 ("Common Stock"), of the Company on April 19, 2002, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. On April 19, 2002, there were 15,803,797 shares of Common Stock issued and outstanding, which constituted the only outstanding voting securities. Each share of Common Stock has one vote. The presence, in person or by proxy, of the holders of a majority of all the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum at the Annual Meeting or any adjournment or postponement thereof. Abstentions and broker non-votes will be counted in determining whether or not there is a quorum at the Annual Meeting.

REQUIRED VOTES

     A plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Accordingly, the two nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast for election by the holders of record of Common Stock on April 19, 2002, shall be duly elected directors upon completion of the vote tabulation at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of all other items being submitted to the stockholders for their consideration. Abstentions will be considered present for purposes of calculating the vote but will not be considered to have been voted in favor of the matter voted upon, and broker non-votes will not be considered present for purposes of calculating the vote.

STOCKHOLDER LIST

     A copy of the list of stockholders entitled to vote at the Annual Meeting will be available for inspection by qualified stockholders for proper purposes at the offices of the Company during normal business hours beginning on May 13, 2002, and at the Annual Meeting.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     The Bylaws of the Company provide that the Board of Directors will be composed of seven members. The seven members are divided into three classes having two members in Class I, three members in Class II and two members in Class III. Each class is elected for a term of three years, so that the term of one class of directors expires at each annual meeting of stockholders.

NOMINEES

     Two directors are to be elected at the Annual Meeting. The Board of Directors has nominated Messrs. John U. Clarke and Patrick M. McCarthy to fill the two expiring Class I positions on the Board of Directors, to hold office for three-year terms expiring at the annual meeting of stockholders in 2005, and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal. The enclosed proxy (unless otherwise directed, revoked or suspended) will be voted for the election of the two nominees for director.

     Although the Company knows of no reason why any of the nominees might be unable or refuse to accept nomination or election, if any nominee should be unable to serve as a director, the shares represented by proxies will be voted for the election of a substitute nominated by the Board of Directors. Set forth below are the names of, and certain information with respect to, the Company's executive officers and directors, including the two nominees for election to the Class I positions on the Board of Directors.

NAME                            AGE            POSITION(S)                 COMMITTEE(S)
----                            ---            -----------                 ------------
Nathaniel A. Gregory..........  53    Chairman of the Board and        Executive (Chairman)
                                      Chief Executive Officer (Class
                                        III -- term expiring in
                                        2004)
Patrick M. McCarthy*..........  57    Director and President (Class    Executive
                                      I -- term expiring in 2002)
Keith K. Allan................  62    Director (Class II -- term       Audit (Chairman)
                                      expiring in 2003)
Howard I. Bull................  61    Director (Class II -- term       Compensation and
                                      expiring in 2003)                  Nominating
John U. Clarke*...............  49    Director (Class I -- term        Audit, Compensation
                                      expiring in 2002)                  and Nominating
George K. Hickox, Jr. ........  43    Director (Class II -- term       Audit
                                      expiring in 2003)
Herbert S. Winokur, Jr. ......  58    Director (Class III -- term      Compensation and
                                        expiring in 2004)                Nominating
                                                                         (Chairman);
                                                                         Executive
James Crittall................  58    President of NATCO Canada
Robert A. Curcio..............  45    Senior Vice President --
                                        Technology and Product
                                        Development
Byron J. Eiermann.............  54    Senior Vice
                                      President -- Southeast Asia
J. Michael Mayer..............  45    Senior Vice President and
                                      Chief Financial Officer
Peter G. Michaluk.............  47    Senior Vice
                                      President -- Europe, Africa
                                        and Middle East and
                                      Managing Director -- Axsia
Richard D. Peters.............  42    Senior Vice
                                      President -- Americas
C. Frank Smith................  50    Executive Vice
                                      President -- North American
                                        Operations
David R. Volz, Jr. ...........  48    President of TEST
Joseph H. Wilson..............  49    Senior Vice President --
                                        Marketing

---------------

 *  Nominee for election at the Annual Meeting.

     Nathaniel A. Gregory. Chairman of the Board and Chief Executive Officer of the Company since April 1993. Prior to joining the Company, Mr. Gregory held a number of positions in the engineering and construction industry and in investment banking.

     Patrick M. McCarthy. Director of the Company since February 1998 and President since December 1997. Mr. McCarthy served as Executive Vice President, with marketing and operations responsibilities for the Company, from November 1996 to December 1997 and as Senior Vice President -- Marketing from June 1994 to November 1996. Prior to joining the Company in June 1994, Mr. McCarthy was Vice President -- Worldwide Oil and Gas at ABB Lummus Crest, an engineering and construction company.

     Keith K. Allan. Chairman of the Company's Audit Committee and Director since February 1998. Mr. Allan was a director of NATCO (U.K.) Ltd. from October 1996 to January 1998. From February 1993 to August 1996, he was Technical Director in the North Sea for Shell U.K. Exploration and Production. Prior thereto, he served in a number of positions for Royal Dutch/Shell Group, which he joined in 1965.

     Howard I. Bull. Director of the Company since February 1998. From April 1994 to June 1997, Mr. Bull was President, Chief Executive Officer and a director of Dal-Tile International, Inc., a manufacturer and distributor of ceramic tile. From May 1992 to February 1993, Mr. Bull was President of the Air Conditioning Group of York International Corporation, a producer of heating, air conditioning and refrigeration systems and equipment, and was President of its Applied Systems Division from November 1990 to May 1992. From February 1979 to November 1990, Mr. Bull was employed by Baker Hughes, Inc. in several executive positions.

     John U. Clarke. Director of the Company since February 2000. Since May 2001, Mr. Clarke has been President of Concept Capital Group, a financial and strategic advisory firm originally founded by Mr. Clarke in 1995. Immediately prior to reestablishing the firm, Mr. Clarke was a Managing Director of SCF Partners, a private equity investment company focused on the oil and gas services and equipment sectors of the energy industry. From 1999 to June 2000, Mr. Clarke was Executive Vice President of Dynegy, Inc. where he was also an Advisory Director and member of the Office of the Chairman. Mr. Clarke joined Dynegy in April 1997 as Senior Vice President and Chief Financial Officer. Prior to joining Dynegy, Mr. Clarke was a managing director and co-head of specialty energy practice group with Simmons & Company International, a Houston-based investment banking firm. From 1995 to 1997, he served as president of Concept Capital Group. Mr. Clarke was Executive Vice President and Chief Financial and Administrative Officer with Cabot Oil and Gas from 1993 to 1995. He was with Transco Energy from 1981 to 1993, last serving as Senior Vice President and Chief Financial Officer. Mr. Clarke is a member of the Board of Directors of Benton Oil & Gas, a publicly traded international oil and gas company. He is also a member of the Board of Directors of FuelQuest.com, a market service provider to petroleum marketers and an Advisory Director of Pilko & Associates, a management consulting firm specializing in environmental health and safety issues.

     George K. Hickox, Jr. Director of the Company since November 1998. Since May 2000, Mr. Hickox has served as Chairman and Chief Executive Officer of The Wiser Oil Company, an independent oil and gas exploration and production company. Since September 1991, Mr. Hickox has served as a general partner of Heller Hickox & Co. and its predecessors partnerships specializing in energy investments. Mr. Hickox also served as a director of Cynara prior to its acquisition by the Company in November 1998. He presently serves as an officer and director of several privately held companies.

     Herbert S. Winokur, Jr. Director of the Company since its formation in 1989. Since 1987, Mr. Winokur has served as Chairman and Chief Executive Officer of Capricorn Holdings, Inc., a private investment company, and Managing General Partner of Capricorn Investors, L.P. ("Capricorn I") and Capricorn Investors II, L.P. ("Capricorn II"), which are private investment partnerships concentrating on investments in restructure situations, organized by Mr. Winokur in 1987 and 1994, respectively. Prior to his current appointment, he was Senior Executive Vice President and director of Penn Central Corporation. Mr. Winokur is also a director of Enron Corp., Mrs. Fields' Holding Company, Inc., CCC Information Services Group, Inc., Holland Series Fund, Inc. and DynCorp.

     James Crittall. President of NATCO Canada since November 1996. Mr. Crittall was Vice President of Technical Operations for NATCO Canada from December 1992 to October 1996. Mr. Crittall joined National Tank Company in 1971 and served in several managerial positions, including Manager of Engineering and Sales and Manager of Engineering for NATCO Canada, Ltd.

     Robert A. Curcio. Senior Vice President -- Technology and Product Development of the Company since May 1998. Prior to joining the Company, Mr. Curcio spent 20 years at Exxon Corporation and its affiliates. Mr. Curcio was Global Markets Manager -- Heavy Duty Diesel Additives of Exxon Chemical's PARAMINS division from February 1996 to May 1998. From January 1995 to February 1996, Mr. Curcio served as Global Markets Manager -- Specialty and Niche Additives of PARAMINS. From July 1992 to January 1995, Mr. Curcio served as PARAMINS' Product Manager -- Large Engine Additives. Prior to July 1992, Mr. Curcio held a number of other positions in marketing, management and engineering.

     Byron J. Eiermann. Senior Vice President -- Southeast Asia of the Company since February 2001 and Project Director for the CTOC project since October 1999. From July 1994 to January 2001, Mr. Eiermann served as Vice President and Managing Director of various subsidiaries of the Company. He joined the Company in February 1994 as Vice President of Worldwide Sales and Marketing. From January 1983 to

February 1994, Mr. Eiermann held various managerial positions with Hudson Engineering Corporation, a construction engineering company.

     J. Michael Mayer. Senior Vice President and Chief Financial Officer since September 1999. Prior to joining the Company, Mr. Mayer served as Chief Financial Officer of Cardinal Services, Inc., an oil-field service company, from July 1998 to July 1999. From July 1997 to June 1998, Mr. Mayer served as Chief Financial Officer of Phoenix Energy Services, LLC, a manufacturer of drilling equipment and a provider of directional drilling services. From April 1994 to July 1997, Mr. Mayer served as Chief Financial Officer of Haltermann, Ltd., a custom chemical manufacturer. From December 1984 to April 1994, Mr. Mayer was employed by Baker Hughes Inc. in several senior financial positions.

     Peter G. Michaluk. Senior Vice President -- Europe, Africa and Middle East since March 2001. Since 1994, Mr. Michaluk served as Managing Director of Axsia. He joined Axsia in 1978 as a process engineer and held various technical and managerial positions of increasing responsibility prior to assuming his current position.

     Richard D. Peters. Senior Vice President -- Americas since March 2001 and Senior Vice President -- Engineering from July 2000 to March 2001. From November 1997 to July 2000, he served as President of Cynara. Mr. Peters served as Chief Financial Officer of Cynara from June 1996 to October 1997 and as Project Manager and Accounting Coordinator from February 1991 to May 1996.

     C. Frank Smith. Executive Vice President -- North American Operations since January 2002. Mr. Smith was President of NATCO-U.S. from January 1998 until January 2002, and served as Senior Vice President -- Sales and Service from September 1993 to December 1997 and as the Northern Region Director of Sales and Service Centers from April 1992 to September 1993.

     David R. Volz, Jr. President of TEST since the Company acquired TEST in June 1997. Mr. Volz joined TEST in 1976 as a Technical Specialist and held a number of positions of increasing responsibility prior to serving as President.

     Joseph H. Wilson. Senior Vice President -- Marketing of the Company since April 1999. Prior to joining the Company, Mr. Wilson served as Strategic Accounts Manager of Baker Hughes Inc., with responsibilities for strategic business development, from January 1999 to April 1999. From January 1997 to January 1999, Mr. Wilson served as Gulf Coast Region Manager of Baker Hughes INTEQ's fluids, directional drilling and MWD business. From January 1994 to January 1997, Mr. Wilson was Director of Sales and Systems Marketing for all of INTEQ. Prior to January 1994, Mr. Wilson held a number of positions in sales, operations and marketing with Baker Hughes INTEQ, Baker Sand Control and BJ Services.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES.

COMMITMENT TO NOMINATE DIRECTORS

     The Company has entered into an agreement with Capricorn I and Capricorn II regarding the nomination of Class III directors, who were re-elected to the board in 2001 for a three-year term. This agreement states that, so long as Capricorn I and Capricorn II together own 20% or more of the Company's outstanding common stock, the individuals designated by Capricorn I and Capricorn II for election as the Class III directors will be nominated when that class stands for election. If the class should be enlarged, the Company will be obligated to nominate only the two individuals so designated. If it should be reduced to one, the obligation will be to nominate one individual so designated as a Class III director and one as a Class II director. If a vacancy should arise in Class III, the Company has agreed to elect an individual designated by Capricorn I and Capricorn II to fill the vacancy. Current Class III directors are Messrs. Gregory and Winokur. Class III directors serve until the annual stockholder's meeting to be held during 2004.

COMMITTEES AND BOARD MEETINGS

     The Board of Directors has established three standing committees: the Audit Committee, the Compensation and Nominating Committee and the Executive Committee.

     The Company's Audit Committee consists of Messrs. Allan, Clarke and Hickox, each of whom is a non-employee director. The Audit Committee, which is chaired by Mr. Allan, meets separately with representatives of the Company's independent auditors and with representatives of senior management in performing its functions. The Audit Committee reviews the general scope of audit coverages, the fees charged by the independent auditors, matters relating to internal control systems and other matters related to accounting and reporting functions.

     The Company's Compensation and Nominating Committee consists of Messrs. Bull, Clarke and Winokur, each of whom is a non-employee director. The Compensation and Nominating Committee, which is chaired by Mr. Winokur, administers the Company's bonus and stock option plans. In addition, the Compensation and Nominating Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of the Company's Chief Executive Officer and its other executive officers and setting overall guidelines for Company-wide compensation and employee benefit policies. The Compensation and Nominating Committee is also responsible for reviewing the qualifications of potential candidates for the board, evaluating the performance of incumbent directors and recommending to the board nominees for election at the annual meeting of stockholders. On matters related to evaluation and re-nomination of directors who are also members of the Compensation and Nominating Committee, such members are recused from the committee's deliberations and recommendations.

     The Company's Executive Committee consists of Messrs. Gregory, McCarthy and Winokur. The Executive Committee, which is chaired by Mr. Gregory, is authorized to exercise the powers of the board during the intervals between the board meetings.

     During 2001, the entire Board of Directors held four meetings, the Audit Committee held five meetings and the Compensation and Nominating Committee held one meeting. The Executive Committee held no meetings during 2001. Each of the directors attended at least 75 percent of the board meetings and the committees of the board on which they served.

AUDIT COMMITTEE REPORT

     The Audit Committee operates under a charter adopted by the Board of Directors on May 2, 2000. The Audit Committee met five times during 2001 with the Company's financial management and the independent certified public accountants of the Company, KPMG LLP, to provide oversight to the financial reporting process and internal control structure. KPMG LLP met with the Audit Committee, without Company management representatives present, to discuss the results of their examinations and quality of reporting.

     The Audit Committee reviewed the audited financial statements of the Company for the year ended December 31, 2001. In addition, the Audit Committee discussed with KPMG LLP matters required by Statement on Auditing Standards No. 61.

     The Audit Committee also received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 and discussed with KPMG LLP their independence. The Audit Committee also discussed with management of the Company and with KPMG LLP such other matters and received such assurances from these parties that they deemed appropriate.

     Based on the foregoing review and discussions, the Audit Committee recommended to the Company's Board of Directors the inclusion of the Audited Financial Statements in the Company's Annual Report for the year ended December 31, 2001, on Form 10-K, filed with the SEC.

     The Audit Committee also considered whether the provision of the non-audit services listed below is compatible with maintaining the independence of KPMG LLP. The Audit Committee determined that such services were compatible with KPMG LLP's independence.

     Audit Fees. The audit fees paid by the Company to KPMG LLP for the year ended December 31, 2001, totaled $396,206.

     Financial Information Systems Design and Implementation Fees. KPMG LLP did not provide such services to the Company for the year ended December 31, 2001.

     All Other Fees. All other fees paid to KPMG LLP for the year ended December 31, 2001 for services other than those disclosed above totaled $365,924, including fees for non-audit services of $300,674 and audit-related services of $65,250. Non-audit services consisted of tax compliance and due diligence pertaining to an acquisition. Audit-related services consisted of the audit of the financial statements of an employee benefit plan and review of registration statements.

     The Audit Committee:

        Keith K. Allan (Chairman)
        John U. Clarke
        George K. Hickox, Jr.

COMPENSATION AND NOMINATING COMMITTEE REPORT

     The Company's executive and key employee compensation program falls within the purview of the Compensation and Nominating Committee of the Board of Directors. The Company's objective in compensation for executive officers and key employees is to attract and retain talented and experienced people. Overall, compensation is weighted toward performance and intended to be at or modestly above the median level of compensation for peer companies with which the Company competes for employees. The Compensation and Nominating Committee, with input and recommendations from the Chief Executive Officer, establishes specific compensation levels for executive officers, sets guidelines for Company-wide compensation and employee benefit policies and administers the Company's bonus plans and stock option plans.

     Salaries. Executive officer salaries are based on a subjective evaluation considering peer company data, the executive's responsibilities, performance and the length of time the executive has been in the position. Salaries are reviewed at least annually by the Compensation and Nominating Committee, together with the Chief Executive Officer, and adjusted as appropriate. On matters related to the compensation of the Chief Executive Officer, Mr. Winokur is recused and Mr. Clarke assumes the acting chair of the Compensation and Nominating Committee.

     Benefits. The Company's benefit plans are intended to be at or modestly above the median level of benefits for peer companies with which the Company competes for employees. The Company maintains a defined contribution pension plan covering substantially all non-union hourly and salaried employees who have completed three months of service. Employee contributions of up to 3% of each covered employee's compensation are matched 100% by the Company with an additional 2% matched at 50%. In addition, the Company may make discretionary contributions from time to time as profit sharing contributions. The Compensation and Nominating Committee reviews and approves all discretionary matches, which for the year ended December 31, 2001 totaled approximately $254,000.

     Bonus Awards. Bonus awards are linked to the achievement of Company-wide and individual performance goals and are designed to put a significant portion of total compensation at risk. Under the bonus plan, a bonus target is established for each executive officer and key employee based on a subjective evaluation considering peer company data and the executive officer or key employee's level of responsibility and ability to impact the Company's success. In 2001, the individual bonus targets ranged up to 75% of salary. The actual amount of the bonus award is based on the extent to which Company-wide and individual performance goals are achieved. The Company defers payment of 40% of the current year bonus award until the following year. The Compensation and Nominating Committee reviews and approves the payment of the bonus awards.

     Stock Options. The Company makes stock option awards under the Stock Incentive Plan to align the interests of executive officers and key employees with those of stockholders. Options vest over multiple years at the fair market value of the common stock on the date of grant. Awards are based on a subjective evaluation considering peer company data and the executive officer or key employee's ability to impact the Company's success. Consideration is also given to amounts, timing and vesting status of previous awards to each executive officer or key employee, total options outstanding and available under the plan and the level and volatility of the Company's share price.

     Compensation of the Chief Executive Officer. On matters related to the compensation of the Chief Executive Officer, Mr. Winokur is recused and Mr. Clarke assumes the acting chair of the Compensation and Nominating Committee. Mr. Gregory's annual base salary increased from $350,000 in 2000 to $400,000 in 2001. Mr. Gregory's target bonus increased from 60% in 2000 to 75% in 2001. A one-time bonus was paid to Mr. Gregory related to the initial public offering of the Company's Common Stock in fiscal 2000. Stock options granted to Mr. Gregory in 2001 represented 81,750 shares of common stock, as compared to stock options granted in 2000 of 50,000 shares.

     In 2001 and prior years, performance evaluations of incumbent directors and recommendations for board nominations were within the purview of the Executive and Nominating Committee, consisting of Messrs. Gregory, McCarthy and Winokur, two of whom are employee directors. Subsequently, the Board of Directors appointed Mr. Clarke to the Compensation Committee, renamed the committee to be the Compensation and Nominating Committee, and transferred to it purview for performance evaluations of incumbent directors and recommendations for board nominations.

     The Compensation and Nominating Committee:

        Herbert S. Winokur, Jr. (Chairman)
        Howard I. Bull
        John U. Clarke

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2001, the Company's Compensation and Nominating Committee consisted of Messrs. Bull and Winokur, each of whom is a non-employee director. There were no Compensation and Nominating Committee interlock relationships or insider participation in compensation arrangements for the year ended December 31, 2001. Subsequently, Mr. Clarke, who is a member of the Audit Committee, was appointed to serve on the Compensation and Nominating Committee.

     See "Certain Relationships and Related Transactions" for information regarding certain transactions between the Company and Mr. Winokur.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive a retainer or fees for service on the board or any of its committees. The Company pays non-employee directors for their services. Directors who are not employees receive a quarterly fee of $9,000 and a fee of $500 for attendance at each meeting of the board. In addition, pursuant to the 1998 Director Stock Option Plan, each non-employee director who is re-elected as a director after completing at least one year of service as a director will receive, on the date of re-election, a stock option to purchase 2,667 shares of Common Stock at the market price on the date of grant. Some non-employee directors have also been awarded initial stock options, which vest over a period of two and one-half years, to purchase 6,667 shares of Common Stock at a price of $8.81 per share. Directors are reimbursed for reasonable out-of-pocket expenses related to the performance of their duties as directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 19, 2002, by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director, (iii) each of the Named Executive Officers (as defined in "Executive Compensation" below) and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person.

                                                                           PERCENTAGE
                                                              NUMBER OF   BENEFICIALLY
BENEFICIAL OWNER(1)                                            SHARES        OWNED
-------------------                                           ---------   ------------
Capricorn Investors II, L.P. (4)............................  3,093,823        18%
Wellington Management Company, LLP(5).......................  1,217,900         7%
Royce & Associates(7).......................................  1,061,100         6%
American Century Investment Management, Inc.(8).............    970,800         5%
Nathaniel A. Gregory(2)(6)..................................  4,360,993        26%
Patrick M. McCarthy(6)......................................    204,210         1%
C. Frank Smith(6)...........................................     49,388         *
J. Michael Mayer(6).........................................     66,369         *
Robert A. Curcio(6).........................................     49,084         *
Keith K. Allan(6)...........................................     12,668         *
Howard I. Bull(6)...........................................     12,668         *
John U. Clarke(6)...........................................     16,001         *
George K. Hickox, Jr.(6)....................................    215,956         1%
Herbert S. Winokur, Jr.(3)(4)...............................  4,956,202        29%
All Directors and Executive Officers as a Group (16
  persons)..................................................  7,076,867        42%

---------------

 *  Indicates ownership of less than one percent of Common Stock outstanding.

(1) Shares are considered "beneficially owned," for purposes of this table, if the person directly or indirectly has sole or shared voting and investment power with respect to such shares, and/or if a person has the right to acquire shares within 60 days of the date of record, April 19, 2002. Shares above which meet this 60 day criteria include: (1) Capricorn II, 6,802; (2) Mr. Gregory, 251,863; (3) Mr. McCarthy, 59,376; (4) Mr. Smith, 45,834; (5)
    Mr. Mayer, 39,584; (6) Mr. Curcio, 47,084; (7) Mr. Allan, 12,668; (8) Mr.
    Bull, 12,668; (9) Mr. Clarke, 6,001; (10) Mr. Hickox, 6,001; and (11) all
    Directors and executive officers as a group, 667,747.

(2) Mr. Gregory's beneficial ownership includes 3,093,823 shares associated with his affiliation with Capricorn Investors II, L.P.

(3) Mr. Winokur's beneficial ownership of 4,956,202 is associated with the following affiliations: Capricorn Investors II, L.P., a Delaware limited partnership of which Capricorn Holdings, LLC is a general partner, (3,093,823 shares) and personal holdings of 1,862,379 shares.

(4) The address of each of Capricorn Investors II, L.P. and Mr. Winokur is 30 East Elm Street, Greenwich, Connecticut 06830.

(5) Of the 1,217,900 shares indicated as beneficially owned by Wellington Management Company, LLP, located at 75 State Street, Boston, Massachusetts, 02109, Wellington Management Company, LLP has shared voting power with respect to 624,500 of such shares and shares investment power with respect to all of such shares.

(6) The address of each of Messrs. Gregory, McCarthy, Smith, Mayer, Curcio, Allan, Bull, Clarke and Hickox is 2950 N. Loop West, Suite 700, Houston, Texas 77092.

(7) The address of Royce & Associates is 1414 Avenue of the Americas, New York, NY 10019.

(8) The address of American Century Investment Management, Inc. is 4500 Main Street, P.O. Box 418210, Kansas City, Missouri 64141-9210.

                             EXECUTIVE COMPENSATION

     The following table presents information concerning compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company during the years ended December 31, 2001, 2000 and 1999, (the "Named Executive Officers"):

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                     ------------
                                                     ANNUAL COMPENSATION              SECURITIES
NAME AND                             FISCAL   ----------------------------------      UNDERLYING     ALL OTHER
PRINCIPAL POSITION                    YEAR     SALARY      BONUS        OTHER($)      OPTIONS(#)    COMPENSATION
------------------                   ------   --------   ----------     --------     ------------   ------------
Nathaniel A. Gregory...............   2001    $394,231   $  191,842     $71,299(3)      81,750        $ 10,178(4)
  Chairman and Chief Executive        2000     350,007    1,398,751(2)   74,079(3)      50,000           9,228(5)
  Officer                             1999     363,468      167,160          --         50,000         556,900(6)(7)
Patrick M. McCarthy................   2001     277,177      137,030          --         56,300          10,382(4)
  Director and President              2000     270,207      102,987          --             --           9,251(5)
                                      1999     223,273       97,532          --         50,000           6,400(7)
C. Frank Smith.....................   2001     200,000       83,532          --         48,300           9,620(4)
  President of NATCO -- US            2000     184,375       62,526          --         15,000           8,641(5)
                                      1999     182,404       59,110          --             --           6,400(7)
J. Michael Mayer...................   2001     183,077       67,517          --         52,100           9,366(4)
  Senior Vice President and Chief     2000     176,731       26,400          --             --           6,932(5)
  Financial Officer(1)                1999      51,099           --          --         66,667              --
Robert A. Curcio...................   2001     189,999       56,689          --         28,350           9,243(4)
  Senior Vice
    President -- Technology           2000     175,577       40,268          --         26,667           8,427(5)
  Product Development                 1999     181,731       48,125          --             --           6,400(7)

---------------

(1) Mr. Mayer joined the Company as Senior Vice President and Chief Financial Officer in September 1999.

(2) Includes a bonus of approximately $1,248,000 paid in connection with the completion of the Company's initial public offering.

(3) Includes costs paid by the Company for lodging in Houston and the tax gross-up of related costs.

(4) Represents (i) matching contributions of $9,350 made by the Company in 2001 under its 401(k) Savings Plan for each of Messrs. Gregory, McCarthy and Smith, $9,141 for Mr. Mayer and $9,075 for Mr. Curcio and (ii) life insurance premiums of $828, $1,032, $270, $225 and $168 for Messrs. Gregory, McCarthy, Smith, Mayer and Curcio, respectively.

(5) Represents (i) matching contributions of $8,400 made by the Company in 2000 under its 401(k) Savings Plan for each of Messrs. Gregory, McCarthy, Smith and Curcio and $6,800 for Mr. Mayer and (ii) life insurance premiums of $828, $851, $241, $132 and $150 for Messrs. Gregory, McCarthy, Smith, Mayer and Curcio.

(6) Includes compensation of $550,500 to Mr. Gregory related to the redemption of an option in 1999 to purchase 75,000 shares of the Company's common stock.

(7) Includes the Company's matching contributions of $6,400 to the 401(k) Savings Plan for each of Messrs. Gregory, McCarthy, Smith and Curcio in 1999.

                           OPTION GRANTS DURING 2001

     The following table presents information concerning the grant of options during fiscal year 2001 to the Named Executive Officers to acquire the Company's Common Stock under the Company's Long-Term Incentive Plan. No stock appreciation rights were granted during 2001.

                                        INDIVIDUAL GRANTS(1)
                         ---------------------------------------------------
                         NUMBER OF     % OF TOTAL                               POTENTIAL REALIZABLE VALUE AT
                         SECURITIES     OPTIONS                                    ASSUMED ANNUAL RATES OF
                         UNDERLYING    GRANTED TO    EXERCISE                   STOCK PRICE APPRECIATION FOR
                          OPTIONS      EMPLOYEES      OR BASE                            OPTION TERM
                          GRANTED      IN FISCAL       PRICE      EXPIRATION    -----------------------------
NAME                        (#)           YEAR       ($/SHARE)       DATE           5%                10%
----                     ----------    ----------    ---------    ----------    -----------       -----------
Nathaniel A. Gregory...    50,000          6%         $12.91       5/25/11         405,951         1,028,761
                           31,750          4%         $ 6.27       12/7/11         125,196           317,270
Patrick M. McCarthy....    37,500          5%         $12.91       5/25/11         304,464           771,571
                           18,800          2%         $ 6.27       12/7/11          74,132           187,864
C. Frank Smith.........    20,400          3%         $12.91       5/25/11         165,628           419,734
                           28,300          3%         $ 6.27       12/7/11         111,592           282,795
J. Michael Mayer.......    25,000          3%         $12.91       5/25/11         202,976           514,380
                           27,100          3%         $ 6.27       12/7/11         106,860           270,804
Robert A. Curcio.......    15,000          2%         $12.91       5/25/11         121,785           308,628
                           13,350          2%         $ 6.27       12/7/11          52,641           133,403

---------------

(1) The grant-date market value of the securities used for purposes of this calculation was equivalent to the exercise price of the options. Appreciation was calculated based on assumed rates of return and is not intended to represent expected appreciation of the Company's common stock.

AGGREGATED OPTION EXERCISES IN 2001 AND FISCAL YEAR-END OPTION VALUES

     The following table presents information concerning stock option exercises for the 2001 fiscal year and unexercised stock options held by the Named Executive Officers as of December 31, 2001.

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                             SHARES                   UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                           ACQUIRED ON    VALUE     OPTIONS AT FISCAL YEAR-END       FISCAL YEAR-END($)(2)
                            EXERCISE     REALIZED   ---------------------------   ---------------------------
NAME                           (#)        ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       -----------   --------   -----------   -------------   -----------   -------------
Nathaniel A. Gregory.....         --          --      226,863        119,250        323,795        23,178
Patrick M. McCarthy......    133,334     610,670       37,501         85,466             --        13,724
C. Frank Smith...........     33,334     316,340       37,084         59,550         65,668        20,659
J. Michael Mayer.........         --          --       33,334         85,433             --        19,783
Robert A. Curcio.........         --          --       36,667         58,350             --         9,746

---------------

(1) Represents the market value of the underlying shares of the Company's common stock at the date of exercise less the option exercise price.

(2) Represents the market value of the underlying shares of the Company's common stock at December 31, 2001, ($7.00 per share) minus the exercise price.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Under terms of an employment agreement in effect prior to 1999, the Chief Executive Officer of the Company, Mr. Gregory, was entitled to a bonus equal to 1.5% of the value of the Company upon the occurrence of any sale or public offering of the Company. In July 1999, the Company amended this agreement to eliminate the bonus and, instead, agreed to lend the officer $1,205,000, plus accrued interest at 6% per annum, to purchase 136,832 shares of common stock. Furthermore, the agreement stated that Mr. Gregory would receive a bonus equal to the outstanding principal and interest of this borrowing upon sale or public offering of the Company's stock. In February 2000, and in accordance with this agreement, the Company paid a bonus to Mr. Gregory and recorded compensation expense in the amount of $1,248,000, which represented the balance of principal and interest accrued on the borrowing. Mr. Gregory used the proceeds from this bonus, net of tax, to repay $665,0000 under this obligation. The remaining loan balance accrues interest at 6% annually. In addition, on October 27, 2000, the Company's Board of Directors agreed to provide a full recourse loan to Mr. Gregory to facilitate the exercise of certain outstanding stock options. This loan matures on July 31, 2003, and provides interest stated at the Company's then current borrowing rate, and principal equal to the cost to exercise the options plus any personal tax burdens that result from the exercise. As of December 31, 2001, the balance of the notes (principal and accrued interest) due from Mr. Gregory under all loan arrangements was approximately $3.3 million.

     The Company paid $85,000 to Capricorn Management, G.P., an affiliate company of Capricorn Holdings, Inc., during the year ended December 31, 2001, in exchange for certain administrative services, including rental of office space and parking in Connecticut for the Company's Chief Executive Officer and reception, telephone, computer services and other normal office support related to that space. Mr. Herbert S. Winokur, Jr., one of our directors, is the Chairman and Chief Executive Officer of Capricorn Holdings, Inc., and directly or indirectly controlled approximately 31% of our outstanding common stock at December 31, 2001. In addition, our Chief Executive Officer, Mr. Gregory, is a non-salaried member in Capricorn Holdings LLC, the general partner of Capricorn Investors II, L.P., a private investment partnership. Capricorn Investors II, L.P., controlled approximately 20% of our common stock at December 31, 2001.

     The Company recorded revenues of $82,000 related to sales of equipment to The Wiser Oil Company of which a director of the Company, Mr. George K. Hickox, Jr., is the chief executive officer.

           EMPLOYMENT, TERMINATION AND CHANGE OF CONTROL ARRANGEMENTS

     Mr. Gregory serves as the Company's Chairman and Chief Executive Officer under an employment agreement. This agreement is renewed annually unless terminated by Mr. Gregory or the Company. The agreement currently provides for an annual salary in the amount of $400,000, an annual bonus with a target award of 75% of Mr. Gregory's salary based on the Company's financial performance and certain other criteria and additional discretionary bonuses as are determined annually by the Company's Board of Directors.

     If the Company terminates Mr. Gregory's employment for any reason other than just cause, Mr. Gregory is entitled to severance pay in accordance with any severance plan or policy that the Company may then have in effect. If Mr. Gregory terminates his employment agreement for any reason, other than for a material breach of the agreement by the Company, Mr. Gregory will not be entitled to receive any bonus compensation or severance pay and the Company will have no further obligations except to pay salary previously earned. In addition, in the event of a change in control of the Company, Mr. Gregory will be entitled to a severance payment equal to 250% of his annual salary plus his targeted annual bonus.

     The Company has a change of control policy affecting certain executive officers that provides for a severance payment equal to 150% of annual salary plus accrued bonuses upon a change of control of the Company. The percentage is 200% in the case of Mr. McCarthy. A "change of control" means the acquisition by any party unrelated to Capricorn I or Capricorn II of 50% or more of the Company's outstanding common stock. The change of control severance payment would not be applicable if the acquiring company agrees to employ the executive officer on terms substantially similar to the executive officer's current employment with the Company.

     A number of the Company's executive officers are covered by an executive severance policy that was adopted by a subsidiary of the Company in September 1990. The purpose of the policy is to provide severance pay to the executive if the Company should terminate the executive's employment. The policy does not apply to voluntary separations, terminations for cause, a sale of the Company or the death of the employee. Under this policy, a covered executive would receive severance pay equal to one month's pay for each $10,000 of base salary, up to a maximum of twelve months' pay. Covered executives also receive earned vacation pay at the time of involuntary termination.

     Compensation policies in the event of a change-of-control are reviewed regularly to ensure that the policies reflect terms and conditions consistent with those adopted by comparable companies and that are in the best interests of the Company. Such policies may be changed by the Board of Directors as the facts and circumstances dictate.

PERFORMANCE GRAPH

     The following performance graph compares the total stockholder return on the Company's common stock, assuming a $100 investment on the date of inception, to the total return on the Standard & Poor's 500 Stock Index and Philadelphia OSX Index, an index of oil and gas related companies which represents an industry composite of the Company's peer group, for the period beginning, January 28, 2000, through March 28, 2002.

                               PERFORMANCE GRAPH

                                    [GRAPH]

----------------------------------------------------------------------------------------------
                              Amount                    Projected Market Values
                             Invested    -----------------------------------------------------
                             1/28/00     6/30/00    12/29/00    6/29/01    12/31/01    3/28/02
----------------------------------------------------------------------------------------------
 S&P 500                       $100       $104        $ 94       $ 88        $ 82       $ 82
 OSX                            100        143         149        119         104        122
 NATCO                          100         94          83         88          70         81

                      PROPOSAL 2: APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed KPMG LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2002. KPMG LLP has audited the Company's consolidated financial statements since 1989. The Company is advised that no member of KPMG LLP has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS APPOINTMENT.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they desire to do so. The representatives of KPMG LLP will also be available to answer questions and discuss matters pertaining to the Report of Independent Auditors contained in the financial statements in the Company's Form 10-K.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Securities Exchange Act of 1934 requires the Company's executive officers and directors, among others, to file certain beneficial ownership reports with the Securities and Exchange Commission. During 2001, Messrs. Byron
J. Eiermann and George K. Hickox, Jr. unintentionally submitted one late filing each; Messrs. Nathaniel A. Gregory and C. Frank Smith unintentionally submitted two late filings each.

                                 OTHER BUSINESS

     The Company has no knowledge of any business to be presented for consideration at the meeting other than that described above. If any other business should properly come before the Annual Meeting or any adjournments thereof, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons named in the proxies.

     COPIES OF NATCO GROUP INC.'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ARE AVAILABLE WITHOUT CHARGE TO STOCKHOLDERS UPON REQUEST TO THE INVESTOR RELATIONS DEPARTMENT, NATCO GROUP INC., 2950 N. LOOP WEST, 7TH FLOOR, HOUSTON, TEXAS 77092.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 2003 annual meeting of stockholders must be received by the Company at its principal executive office by December 20, 2002, in order for those proposals to be included in the Company's proxy statement and form of proxy. Shareholders submitting proposals are requested to address them to the Secretary, NATCO Group Inc., 2950 N. Loop West, Suite 700, Houston, Texas 77092.

     In addition, the Company's Bylaws provide that only such business as is properly brought before the 2003 annual meeting of stockholders will be conducted. For business to be properly brought before the meeting or nominations of persons for election to the Board of Directors to be properly made at the annual meeting by a stockholder, notice must be received by the Secretary at the Company's offices not later than the close of business on the 40th day prior to the annual meeting. The notice to the Company must also provide certain information set forth in the Bylaws. A copy of the Bylaws may be obtained upon written request to the Secretary.

          ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE
               ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                            By order of the Board of Directors,

                                            /s/ DANIEL R. CARTER
                                            Daniel R. Carter
                                            Corporate Secretary and
                                            Chief Legal Officer

April 15, 2002

                                                            PLEASE MARK
                                                           YOUR VOTES AS
                                                            INDICATED IN  [X]
                                                            THIS EXAMPLE



1. Proposal to elect two (2) Class I members of the Board of Directors to hold office for three-year terms expiring at the annual meeting of the stockholders in 2005, and until their respective successors have been duly elected and qualified.

     Nominees: 01 Patrick M. McCarthy, 02 John U. Clarke
     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

          FOR all nominees                WITHHOLD
         listed to the right             AUTHORITY
         (except as marked        to vote for all nominee(s)
          to the contrary)            listed to the right

               [ ]                           [ ]

2. To ratify the Board of Director's appointment of KPMG LLP, as independent accountants for the year ending December 31, 2002.

                    FOR          AGAINST            ABSTAIN
                    [ ]            [ ]                [ ]

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before this meeting.

                    FOR          AGAINST            ABSTAIN
                    [ ]            [ ]                [ ]


                                      Dated:                              , 2002
                                            ------------------------------


                                      ------------------------------------------
                                      Signature


                                      ------------------------------------------
                                      Signature

                                      (Please sign exactly and as fully as your name appears on your stock certificate. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title to such.)




--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o

PROXY
                                NATCO GROUP INC.
                         2950 NORTH LOOP WEST, SUITE 700
                                HOUSTON, TX 77027

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Daniel R. Carter and J. Michael Mayer, and each of them, with full power of substitution to vote the shares of NATCO GROUP Inc. Common Stock which the undersigned may be entitled to vote, and with all power the undersigned would possess, if personally present at the annual meeting of stockholders of NATCO GROUP Inc. to be held at the Sheraton Houston Brookhollow Hotel, 3000 North Loop West, Houston, Texas on the 23rd day of May 2002, at 10:00 a.m. local time, and any adjournment thereof.

      PLEASE MARK THIS PROXY AS INDICTED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTOR'S RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE, NO BOXES NEED TO BE CHECKED.


                    (TO BE DATED AND SIGNED ON REVERSE SIDE)


--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o